Exhibit 21.1

Subsidiaries of the Registrant

Systems Research and Applications Corporation, a corporation organized under the laws of the Commonwealth of Virginia

SRA Technical Services Center, Inc., a corporation organized under the laws of the State of Delaware

SRA Ventures, LLC, a limited liability company organized under the laws of the State of Delaware

The Adroit C4ISR Center of Systems Research and Applications Corporation, a wholly owned subsidiary of Systems Research and Applications Corporation and a corporation organized under the laws of the Commonwealth of Virginia

The Orion Center for Counterterrorism, Counterintelligence, and Law Enforcement, a wholly owned subsidiary of Systems Research and Applications Corporation and a corporation organized under the laws of the State of California

Touchstone Consulting Group, Inc., a wholly owned subsidiary of Systems Research and Applications Corporation and a corporation organized under the laws of the Commonwealth of Virginia

Galaxy Scientific Corp., a wholly owned subsidiary of Systems Research and Applications Corporation and a corporation organized under the laws of the State of New Jersey

Spectrum Solutions Group, Inc., a wholly owned subsidiary of Systems Research and Applications Corporation and a corporation organized under the laws of the State of Maryland